UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2008

MMC ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51968	98-0493819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Broadway, Suite 960 New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 977-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 4, 2008, MMC Energy, Inc. (the “Company”) entered into Change of Control and Severance Agreements (the “Agreements”) with Michael Hamilton, Denis Gagnon and Harry Scarborough, the Company’s Chief Executive Officer, Chief Financial Officer and the Senior Vice President, Operations, of MMC Energy North America, LLC, respectively. Mr. Gagnon’s Agreement replaces in its entirety the employment agreement between Mr. Gagnon and the Company, dated as of May 15, 2006. The Agreements have an initial term ending on April 4, 2011.

The Agreements provide for a cash severance payment if the relevant employee’s employment is terminated for any reason in connection with a change of control of the Company or if the Company terminates the employment of the relevant employee without cause or if the employee is constructively terminated. The severance payment is (i) in the case of Mr. Hamilton is $750,000, (ii) in the case of Mr. Gagnon, the greater of (A) two and one-half times his annual base salary in effect immediately prior to the date of his termination or (B) $632,5000 and (iii) in the case of Mr. Scarborough, the greater of (A) two and one-half times his annual base salary in effect immediately prior to the date of his termination or (B) $500,000. Under the Agreements, the vesting and/or exercisability of the relevant employee’s outstanding equity awards would be accelerated in full, effective as of the date of any termination triggering the above payment. Generally, the cash payment would be payable to Messrs. Hamilton, Gagnon and Scarborough in accordance with the Company’s normal payroll cycle over the thirty-month period immediately following the date of termination, provided, however, that if a change of control occurs, any portion of the cash payment that has not been paid will be paid as a lump sum within ten days of such change of control. The Agreements also provide for additional payments to Messrs. Hamilton, Gagnon and Scarborough of amounts to cover any liability arising under Section 280G of the Internal Revenue Code as a result of severance benefits.

For purposes of the Agreements, a change of control means the occurrence of one of the following events: (i) any person or entity acquires more than 50% of the Company’s then-outstanding securities; (ii) the Company is a party to a merger or similar transaction which results in the holders of the Company immediately prior to such transaction failing to retain at least 50% of the outstanding voting securities of the surviving entity immediately after such transaction; (iii) the sale of substantially all of the Company’s assets; or (iv) a change in the composition of the Company’s board of directors over a period of 12 months or less as a result of which a majority of our directors ceases, by reason of one or more contested elections, to be comprised of directors who (A) have been directors since the beginning of such period or (B) were elected or nominated during such period by a majority of the board members described in clause (A).

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements, copies of which are filed as exhibits hereto and are incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)      Exhibits

Exhibit No.	Description of Exhibit

10.17	Change of Control and Severance Agreement, dated April 4, 2008, between MMC Energy, Inc. and Michael Hamilton.

10.18	Change of Control and Severance Agreement, dated April 4, 2008, between MMC Energy, Inc. and Denis Gagnon.

10.19	Change of Control and Severance Agreement, dated April 4, 2008, between MMC Energy, Inc. and Harry Scarborough.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 10, 2008	MMC ENERGY, INC.

	By:	/s/ Denis Gagnon
Name: Denis Gagnon
Title: Chief Financial Officer